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                                   EXHIBIT 1


                            JOINT FILING AGREEMENT


         The undersigned hereby agree that the statements to the Schedule 13D with respect to the shares of common stock, $.01 par value per share, of Mothers Work, Inc., dated July 17, 1996, is, and any amendments to such Schedule 13D signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.


Dated:  July 17, 1996



EPISODE USA, INC.                      SC FANG & SONS (HOLDINGS)
                                         LIMITED


By: /s/ Lita Chow                      By: /s/ Kenneth Fang
   ---------------------                  ------------------------
    Name: Lita Chow                        Name: Kenneth Fang
    Title: President                       Title: Director